AMENDMENT TO AGREEMENT

         This amendment agreement (the "Amendment") to the Engagement Agreement, the Compensation Agreement, the Specific Services Agreement and the Indemnification Agreement, all effective February 8, 1999 (the "Agreement"), by and between Coronado Industries, Inc., a Nevada corporation doing business in the State of Arizona (the "Company"), and Capital Markets Consulting Group, an Arizona resident ("CMCG"), is entered into this 1st day of April, 1999.

          WHEREAS, at this time the parties to the Agreement wish to change certain provisions of the Compensation Agreement;

         NOW THEREFORE, upon the mutual covenants contained herein and other valuable consideration, the parties agree to amend the Compensation Agreement as follows:

         1. As of April 1, 1999 CMCG will no longer be paid $6,000 per month in cash.

         2. The Company shall deliver to CMCG as soon as possible One Hundred Fifty Thousand (150,000) shares of the Company's unrestricted and free-trading stock.

         3. In lieu of CMCG becoming vested in the opportunity to purchase 1,600,000 shares of stock at the price of 25 cents if the Company's stock price averages $2.00 per share for a thirty calendar day period: (i) the Company shall deliver One Hundred Fifty Thousand (150,000) free-trading and unrestricted shares to CMCG if the Company's stock trades at $1.00 per share and thereafter trades at $1.00 per share for two immediately subsequent days during the term of the Agreement; (ii) the Company shall deliver Two Hundred Fifty Thousand (250,000) free-trading and unrestricted shares to CMCG if the Company's stock trades at $1.50 per share and thereafter trades at $1.50 per share for two immediately subsequent days during the term of the Agreement; and (iii) CMCG shall immediately become vested in the opportunity to purchase 1,200,000 Company stock shares at $.25 per share if the Company's stock trades at $2.00 and averages $2.00 for thirty (30) calendar days thereafter, with 600,000 of the vested shares to be issued as free-trading and 600,000 of the vested shares to be issued as restricted shares.

         4. Because of the SEC amendment to Form S-8 effective April 7, 1999 which prohibits the issuance of free-trading stock registered on Form S-8 to stock promotion and financial public relations firms after May 10, 1999, the parties hereto agree if any free-trading and unrestricted shares of Company Stock are earned as compensation by CMCG pursuant to any provision of the Agreement on or after May 10, 1999, the Company shall only be required to delivered restricted Company shares to CMCG as full payment pursuant to the Agreement.
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         5. The remaining provisions of the Agreement between the parties remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement, effective as of April 1, 1999.

                                          CORONADO INDUSTRIES, INC.


                                          By: /s/ Gary R. Smith
                                             ------------------------------
                                             Gary R. Smith, President


                                          CAPITAL MARKETS CONSULTING GROUP


                                          By: /s/ Charles S. Aker
                                             ------------------------------
                                             Charles S. Aker, President